CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No.333-172448) on Form S-8 of Contango ORE, Inc. of our report dated August 25, 2016, relating to the consolidated financial statements of Contango ORE, Inc., appearing in this Form 10-K of Contango ORE, Inc. for the year ended June 30, 2016.

Hein & Associates LLP
Houston, Texas
August 25, 2016